  Exhibit 99.1

SOLITRON DEVICES, INC. ANNOUNCES PRELIMINARY FISCAL 2022 FIRST QUARTER REVENUE AND BOOKINGS

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTCBB: SODI) (“Solitron” or the “Company”) is pleased to announce strong fiscal 2022 first quarter revenue and bookings.

FISCAL 2022 FIRST QUARTER HIGHLIGHTS

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Net sales increased 45% to approximately $3.61 million in the fiscal 2022 first quarter versus $2.50 million in the fiscal 2021 first quarter
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Net bookings increased 39% to $2.03 million in the fiscal 2022 first quarter versus $1.46 million in the fiscal 2021 first quarter.

On April 21, 2021 we announced the closing of the purchase of a new facility. Over the coming months we will be making all the necessary improvements and our plan is to relocate during the Company’s fiscal third/fourth quarter. Knowing that we would have up to a month where shipments would be curtailed, we made the decision to produce and ship earlier when possible. The expectation is that our fiscal first and probably second quarter would report higher net sales than what the business can currently sustain based on backlog, while the fiscal third/fourth quarter would likely have materially lower net sales due to the relocation disruption. For the 2022 fiscal year our current expectation is for net sales to be modestly higher than fiscal 2021.

In the fiscal 2022 first quarter, ended May 31, 2021, net sales increased 45% to approximately $3.61 million as compared to $2.50 million in the fiscal 2021 first quarter. Bookings increased approximately 39% to approximately $2.03 million in the fiscal 2022 first quarter as compared to $1.46 million in the fiscal 2021 first quarter.

On June 12, 2021, subsequent to the end of the fiscal 2022 first quarter, the Company’s bank was informed by the SBA that Solitron’s PPP loan had been forgiven in full. Like most companies, we faced significant uncertainty a year ago related to our business and operations. We are pleased at how our team adjusted to the challenges of COVID. We were able to maintain staffing levels and still meet our customer’s delivery requirements. The forgiveness amount will be reflected in fiscal 2022 second quarter results.

Our plan is to continue to produce and ship aggressively in the fiscal second quarter. Currently, we expect fiscal second quarter sales to be lower than fiscal first quarter levels. We are not able to provide any expected bookings levels for the fiscal second quarter or for fiscal 2022 at this time.

As a board and management team, we are committed to good corporate governance. Due to a lack of audited financials we were not able to hold an annual meeting during the last few years. Over the last four months we have filed audited financials for the last three fiscal years. We expect to begin the process of preparing and then filing annual meeting documents in the coming months and expect to have a shareholders meeting by early fall.

Shareholders have inquired about our future plans. In the short term we are focused on completing the relocation to the new facility and reducing our cost structure by operating a smaller more efficient facility. We have recently purchased new equipment that we believe will improve our productivity levels. As a reminder most of fiscal 2022 results will reflect the costs of both facilities.

We do not plan on paying any dividends at this time. We are now able to look at potential acquisitions that we believe would be accretive to shareholder value on a per share basis. Any potential acquisition could result in the use of debt and issuance of equity.

We do not believe the current share price reflects the value of the company. We believe we have shown the potential operating leverage the business has, the potential to increase sales, and we expect significant savings in fiscal 2023 due to relocation in terms of rent, and utilities, including gases. Fiscal 2022 results will reflect not only rent but, also mortgage payments and costs of the new facility.

We look forward to the economy continuing to open up which will allow us to make site visits to customers and show them Solitron’s capabilities to meet their needs. This will be a slow process as site visits frequently lead to further engagement and bookings can be six to twelve months after the initial visit. Typically, sales are then six to nine months after receipt of bookings.

The preliminary, unaudited financial information disclosed in this press release for the fiscal 2022 first quarter is based on management's review of operations for that period and the information available to the Company as of the date of this press release. An independent registered public accounting firm has not reviewed or performed any procedures with respect to the preliminary, unaudited financial information presented for the first quarter of fiscal 2022.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes and Standard Military Drawings voltage regulators, are sold as standard or catalog items. The Company was incorporated under the laws of the State of New York in March 1959 and reincorporated under the laws of the State of Delaware in August 1987.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s unaudited fiscal 2022 first quarter results and the Company’s expectations regarding bookings and net sales in fiscal 2022. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) actual bookings and net sales for fiscal year 2022; (2) the global impact of the pandemic outbreak of coronavirus (COVID-19) and its impact on our operations and the operations of our suppliers and clients, staffing levels and labor costs; (3) the timing and size of orders from our clients, our delivery schedules and our liquidity and cash position; (4) our ability to properly account for inventory in the future; (5) our ability to protect the Company’s net operating losses and tax benefits; (6) volatility and changes in our stock price, corporate or other market conditions; (7) the loss of, or reduction of business from, substantial clients; (8) our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance; (9) changes in government policy or economic conditions; (10) increased competition; (11) the uncertainty of current economic conditions, domestically and globally; and (12) other factors contained in the Company’s Securities and Exchange Commission filings, including its most recent Form 10-K, 10-Q and 8-K reports.

Tim Eriksen
Chief Executive Officer
(561) 848-4311
Corporate@solitrondevices.com